[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated August 25, 2006

UBS AG Partial Principal Protected Notes
Linked to an International Index Basket
OFFERING GROWTH POTENTIAL WITH PARTIAL PRINCIPAL PROTECTION

--------------------------------------------------------------------------------
INDICATIVE TERMS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Issuer                  UBS AG
--------------------------------------------------------------------------------
 Issue Price             $10 per note
--------------------------------------------------------------------------------
 Underlying Index        40% DJ EuroStoxx 50           10% Swiss Market
 Basket and              20% Nikkei 225                10% KOSPI 200 Index
 weightings              10% FTSE/Xinhua China         10% MSCI Emerging
                                                       Markets Index
--------------------------------------------------------------------------------
 Term                    4 years 11 months to 5 years 5 months
(set on trade date)
--------------------------------------------------------------------------------
Participation Rate       125%
--------------------------------------------------------------------------------
Payment on               Investors will receive a cash payment at
Maturity Date            maturity that is based on the Basket Return:

                         o If the Basket Return is positive, you will receive 100% of principal plus an additional payment equal to 125% of the Basket Return

                         o If the Basket Return is between 0% and -20%, you will receive 100% of principal

                         o If the Basket Return is less than -20%, you will lose 1% of your principal for each percentage point that the Basket Return is below -20%

                         IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE
                         TERM OF THE NOTES, YOU WILL LOSE UP TO 80% OF YOUR
                         PRINCIPAL AT MATURITY.
--------------------------------------------------------------------------------
 Basket Return           Basket Ending Level - Basket Starting Level
                         -------------------------------------------
                                    Basket Starting Level
--------------------------------------------------------------------------------
 Basket Starting Level   100
--------------------------------------------------------------------------------
 Basket Ending Level     The closing level of the Basket on the Final
                         Valuation Date
--------------------------------------------------------------------------------
 Trade Date*             September 22, 2006
--------------------------------------------------------------------------------
 Settlement Date*        September 29, 2006
--------------------------------------------------------------------------------
 Final Valuation Date    A date we currently expect to be between
                         August __, 2011 and February __, 2012 (to be
                         determined on the trade date)
--------------------------------------------------------------------------------
 Maturity Date           A date we currently expect to be between
                         August __, 2011 and February __, 2012 (to be
                         determined on the trade date)
--------------------------------------------------------------------------------
* EXPECTED
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PRODUCT DESCRIPTION
--------------------------------------------------------------------------------

The Notes provide exposure to potential price appreciation in a basket of non-U.S. equity indexes as well as partial principal protection at maturity of 20% of your principal. Partial principal protected investments issued at UBS can help reduce portfolio risk while maintaining an enhanced exposure to equities. The partial principal protection feature only applies at maturity.



--------------------------------------------------------------------------------
BENEFITS
--------------------------------------------------------------------------------

o Growth Potential: Investors receive enhanced upside participation in the performance of an international index basket

o Partial Protection of Capital: At maturity, you will receive a cash payment equal to at least 20% of your principal

o Diversification: Investors can diversify in a partial principal protected investment linked to a basket of indexes

--------------------------------------------------------------------------------
SCENARIO ANALYSIS AT MATURITY
--------------------------------------------------------------------------------

ASSUMPTIONS: 125% x POSITIVE BASKET RETURN; PROTECTS AGAINST A DECLINE OF UP TO 20% IN THE BASKET

                                 BASKET                                  NOTE
                                 RETURN                                 RETURN
                                -------- ---------------------------- ----------
                                   50%                                  62.5%
                                   40%                                    50%
                                   30%      125 x BASKET RETURN     >   37.5%
                                   20%                                    25%
                                   10%                                  12.5%
                                -------- ---------------------------- ----------
      [GRAPHIC OMITTED]         -------- ---------------------------- ----------
                                    0%                                     0%

                                  -10%   PROTECTS AGAINST A DECLINE        0%
                                         OF UP TO 20% IN THE BASKET
                                  -20%                                     0%
                                -------- ---------------------------- ----------
                                -------- ---------------------------- ----------
                                  -30%                                   -10%
                                  -40%    1:1 EXPOSURE BELOW -20%   >    -20%
                                  -50%                                   -30%
                                -------- ---------------------------- ----------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated August 25, 2006

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated August 25, 2006

--------------------------------------------------------------------------------
INDEX DESCRIPTIONS
--------------------------------------------------------------------------------

THE EURO STOXX INDEX (SX5E) is an index of 50 European stocks from those countries participating in the European Monetary Union (EMU)

THE NIKKEI-225 INDEX (NKY) is based on 225 underlying stocks listed on the Tokyo Stock Exchange

THE CHINA 25 INDEX (XIN0I) consists of 25 of the largest and most liquid Chinese stocks listed on the Hong Kong Stock Exchange

THE SMI INDEX (SMI) consists of a maximum of 30 of the largest and most liquid large and mid-cap stocks in the Swiss equity market

THE KOSPI 200 INDEX (KOSPI2) is an index of 200 Korean stocks which make up 90% of the total market value of the Korea Stock Exchange.

THE MSCI-EMERGING MARKETS INDEX (MXEF) is designed to measure equity market performance in the global emerging markets.

--------------------------------------------------------------------------------
HISTORICAL PERFORMANCE
--------------------------------------------------------------------------------

The graph below illustrates the performance of the Basket Index components from 12/31/87 to 8/24/06 - BLOOMBERG


                               [GRAPHIC OMITTED]


HISTORICAL PERFORMANCE OF ANY INDEX IS NOT INDICATIVE OF FUTURE PERFORMANCE.

--------------------------------------------------------------------------------
INVESTOR SUITABILITY AND KEY RISKS
--------------------------------------------------------------------------------

THE NOTES MAY BE SUITABLE FOR YOU IF:

o You seek an investment with a return linked to the performance of the Index Basket

o You seek an investment that offers partial principal protection when the Notes are held to maturity

o    You are willing to hold the Notes to maturity

o    You do not seek current income from this investment

o You are willing to invest in the Notes based on the range indicated for the maturity date (the actual investment term will be determined on trade date)

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You do not seek an investment with exposure to any of Japan, Europe, China, Korea, Swiss or emerging market economies

o    You are unable or unwilling to hold the Notes to maturity

o    You seek an investment that is 100% principal protected

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

o    You seek current income from your investments

o    You seek an investment for which there will be an active secondary market

KEY RISKS:

o At maturity, the Notes are exposed to any decline in the level of the Basket in excess of 20%

o Partial principal protection only if you hold the Notes to maturity--You should be willing to hold the notes to maturity

o Market risk--the return on the Notes is linked to the performance of the indexes and may be positive or negative

o No interest payments--You will not receive any periodic interest payments on the notes

o No direct exposure to fluctuations in foreign exchange rates--the value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies of the underlying index basket

o There may be little or no secondary market for the Notes--the notes will not be listed or displayed on any securities exchange

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836